UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

June 4, 2012

Date of report (Date of earliest event reported)

Amyris, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-34885	55-0856151
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

5885 Hollis Street, Suite 100, Emeryville, CA 94608

(Address of principal executive offices) (Zip Code)

(510) 450-0761

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.

On June 4, 2012, the Board of Directors (the “Board”) of Amyris, Inc. (the “Company”) approved an increase in the size of the Board from 11 to 12 directors and appointed Nam-Hai Chua, Andrew W. Mellon Professor and Head of the Laboratory of Plant Molecular Biology at Rockefeller University, as a Class II director (whose initial term will expire at the Company’s annual meeting of stockholders to be held in 2015), in each case effective as of June 15, 2012. Dr. Chua was designated by Maxwell (Mauritius) Pte Ltd (“Temasek”), which, as of May 31, 2012, beneficially owned 5,319,921 shares of the Company’s common stock, representing approximately 9.1% of the Company’s outstanding common stock (based on information furnished by Temasek and the Company’s transfer agent).

In February 2012, the Company sold 2,595,155 shares of the Company’s common stock to Temasek for an aggregate of approximately $15.0 million at a per share price of $5.78. In connection with Temasek’s equity investment, the Company agreed to appoint a person designated by Temasek to serve as a member of the Board, and to use reasonable efforts, consistent with the Board’s fiduciary duties, to cause the director designated by Temasek to be re-nominated by the Board in the future. These designation rights terminate upon the earlier of Temasek holding less than 2,595,155 shares of the Company’s common stock or a sale of the Company.

The Company expects to provide Dr. Chua with its standard compensation for non-employee directors, as described in the “Director Compensation” section of the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 12, 2012. The Company has entered or will enter into the form of indemnification agreement with Dr. Chua that it has entered into with its other directors and that is filed as Exhibit 10.01 to the Company’s registration statement on Form S-1 (File No. 333-166135). The indemnification agreement and the Company’s restated certificate of incorporation and restated bylaws require it to indemnify its directors and executive officers to the fullest extent permitted by Delaware law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMYRIS, INC.

Date: June 7, 2012	By:	/s/ Gary Loeb
Gary Loeb
SVP and General Counsel